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                                                                    Exhibit 12.2

Glimcher Realty Trust
Computation of Ratio of Earnings to Combined Fixed Charges and Preferred
 Dividends
(Dollars in Thousands)


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                                                                                              Years ended December 31,
                                                                                ----------------------------------------------------
                                                                                  2003       2002       2001       2000      1999
                                                                                  ----       ----       ----       ----      ----
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Available Earnings:
  Income from continuing operations before income taxes, equity
        in net income of affiliate plus gain on sales of real estate            $ 27,609   $ 13,654    $ 5,874   $ 17,699  $ 26,780

  Plus:
        Interest expense                                                          81,733     98,307     91,458     85,884    67,647
        Amortization of previously capitalized interest                              196        194        230        232       232
        Distributed share of equity from affiliates                                2,927      2,053        339     12,448       344

                                                                                ----------------------------------------------------
        Available earnings                                                      $112,465   $114,208   $ 97,901   $116,263  $ 95,004
                                                                                ----------------------------------------------------

  Combined fixed charges and preferred dividends:
        Interest expense, excluding amortization of deferred financing costs      77,755     92,944     86,023     80,995    65,106
        Amortization of deferred financing costs                                   3,978      5,363      5,435      4,889     2,541
        Interest capitalized                                                         698        900      4,130      2,148     5,823
        Preferred Dividends                                                       13,688     11,833     15,777     22,469    21,620

                                                                                ----------------------------------------------------
               Combined fixed charges                                           $ 96,119   $111,040   $111,365   $110,501  $ 95,090
                                                                                ----------------------------------------------------

  Ratio of earnings to combined fixed charges and preferred dividends               1.17       1.03       0.88       1.05      1.00
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